UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2015

CEDAR REALTY TRUST, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

001-31817 (Commission File Number)	42-1241468 (IRS Employer Identification No.)

44 South Bayles Avenue
Port Washington, New York 11050
(Address of Principal Executive Offices) (Zip Code)

(516) 767-6492
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2015, the board of directors (the “Board”) of Cedar Realty Trust, Inc. (the “Company”) elected Mr. Abraham Eisenstat as a member of the Board.  Concurrent with his election as a director, Mr. Eisenstat was appointed to the Audit Committee of the Board and the Nominating/Corporate Governance Committee of the Board.  Mr. Eisenstat fills a vacancy on the Board which had existed since June 1, 2015.  The Board now consists of six members, including five independent directors.

Mr. Eisenstat will participate in the Company’s compensation program for its non-employee outside directors, as described under “Compensation—Compensation of Directors” in the Company’s Definitive Proxy Statement on Schedule 14A for the 2015 annual meeting of stockholders, filed with the Securities and Exchange Commission on March 17, 2015.

Mr. Eisenstat is a co-founder of Dabroes Management LP, a European long/short equity fund founded in 2008. The firm won the EuroHedge Award in 2013 for fund of the year.  Prior to starting the firm, Mr. Eisenstat was a Managing Director at Caxton International where for five years, he co-ran a European long/short equity fund and prior thereto a similar fund at S.A.C. Capital.  Mr. Eisenstat covered European equities as a generalist analyst for over 6 years at Noble Partners, Chestnut Hill Management and Teton Partners. Prior to joining the investment management industry Mr. Eisenstat acted as research assistant to historian Sir Martin Gilbert and studied international relations at the Fletcher School of Law and Diplomacy in Boston, and Philosophy, Politics, and Economics at Oxford University. He graduated with honors from Baruch College, City University of New York.

There are no arrangements or understandings between Mr. Eisenstat and any other persons pursuant to which he was selected as a director.  Additionally, there are no transactions between the Company and Mr. Eisenstat that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 24, 2015

CEDAR REALTY TRUST, INC.

By:	/s/ Bruce J. Schanzer
Bruce J. Schanzer
President and CEO